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                                                                   Exhibit  9



                                                     April 24, 1997



The Equitable Life Assurance
  Society of the United States
1290 Avenue of the Americas
New York, New York  10104

Dear Sirs:

            This opinion is furnished in connection with the N-4 Registration Statement (the "Registration Statement") of The Equitable Life Assurance Society of the United States ("Equitable") under the Securities Act of 1933, as amended (the "Act"), relating to separate account units of interest ("Units") under a group annuity contract issued by Equitable to the Trustees of the American Dental Association Members Retirement Trust and of the American Dental Association Members Pooled Trust for Retirement Plans (the "ADA Contract"), (the separate accounts included in the ADA Contract being referred to herein collectively as the "Separate Accounts"). The ADA Contract is designed to provide benefits under retirement plans and trusts adopted by members of the American Dental Association for themselves and their employees. Such plans and trusts will be qualified under Section 401 of the Internal Revenue Code of 1986, as amended. The securities being registered are to be offered in the manner described in the Registration Statement covering up to $ 70,000,000 of the plan contributions to be received under the ADA Contract.

            I have examined all such corporate records of Equitable and such other documents and such laws as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

            1. Equitable is a corporation duly organized and validly existing under the laws of the State of New York.

            2. The Separate Accounts have been duly authorized and established by Equitable.


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The Equitable Life Assurance
  Society of the United States
April 24, 1997
Page 2


            3. Assets allocated to the Separate Accounts are owned by Equitable; Equitable is not be a trustee with respect thereto. Pursuant to New York law, the income, gains and losses, whether or not realized, from assets allocated to a Separate Account must be credited to or charged against such Account, without regard to the other income, gains or losses of Equitable.

            4. The ADA Contract provides that the portion of the assets of the Separate Accounts equal to the reserves and other contract liabilities with respect to the Separate Accounts shall not be chargeable with liabilities arising out of any other business Equitable may conduct.

            5. The ADA Contract and the Units issued thereunder have been duly authorized; and the ADA Contract (including the Units duly issued thereunder) constitutes a validly issued and binding obligation of Equitable in accordance with its terms.

            I hereby consent to the use of this opinion as an exhibit to the Registration Statement.




                                          Yours very truly,


                                          /s/  Anthony A. Dreyspool
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